Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RECORD THIRD QUARTER RESULTS AND INCREASES FISCAL 2014 REVENUE AND EARNINGS GUIDANCE

•	Quarterly revenues increased 68.8% to a record $381.5 million

•	Record quarterly earnings of $0.42 per fully diluted share compared to $0.25 in the same period a year earlier

•	Record backlog of $905.1 million

•	Matrix Service Company celebrated its 30th anniversary in April

TULSA, OK – May 8, 2014 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the third quarter and nine months ended March 31, 2014. The strong operating trends continued in the third quarter with quarterly revenues totaling $381.5 million, fully diluted earnings per share totaling $0.42 and period end backlog of $905.1 million.
John Hewitt, President and CEO of Matrix Service Company said, "In April we celebrated the first thirty years of Matrix Service Company. As we transition to the next thirty years, this quarter's performance continues to demonstrate the potential of the business and the great leadership provided by our employees. The performance demonstrates both the soundness of our strategy and our ability to achieve our strategic objectives. We look forward to building on this strategy long into the future."
Third Quarter Fiscal 2014 Results
Revenues for the third quarter ended March 31, 2014 were $381.5 million compared to $226.0 million in the same period a year earlier, an increase of $155.5 million, or 68.8%. Net income for the third quarter of fiscal 2014 was $11.4 million, or $0.42 per fully diluted share. In the same period a year earlier, the Company earned $6.5 million, or $0.25 per fully diluted share.
Revenues increased in our Storage Solutions, Industrial, and Electrical Infrastructure segments by $87.0 million, $58.7 million, and $20.4 million, respectively. Revenues in the Oil Gas & Chemical segment declined by $10.6 million. Fiscal 2014 gross margins improved to 10.5% compared to 10.2% in the same period a year earlier. Consolidated gross profit was $39.9 million in the third quarter of fiscal 2014 compared to $23.1 million in the same period a year earlier due to significantly higher revenues and slightly higher gross margins. Selling, general and administrative costs were $21.1 million in the third quarter of fiscal 2014 compared to $14.7 million in the same period a year earlier. Selling, general and administrative costs as a percent of revenue declined to 5.5% in fiscal 2014 compared to 6.5% in the same period a year earlier.
Nine Month Fiscal 2014 Results
Revenues for the nine months ended March 31, 2014 were $918.7 million compared to $657.0 million in the same period a year earlier, an increase of $261.7 million, or 39.8%. Net income for the first nine months of fiscal 2014 was $28.3 million, or $1.05 per fully diluted share. In the same period a year earlier, the Company earned $16.6 million, or $0.63 per fully diluted share.
Revenues increased in our Storage Solutions, Industrial and Electrical Infrastructure segments by $173.8 million, $100.5 million and $7.1 million, respectively. Revenues in the Oil Gas & Chemical segment declined by $19.7 million. Strong project execution enabled the Company to achieve a fiscal 2014 gross margin of 10.8% despite a Storage Solutions project charge of $5.4 million, which reduced margins by 0.8%. In the same period a year earlier gross margins were 10.3%. Consolidated gross profit was $99.6 million in the first nine months of fiscal 2014 compared to $67.7 million in the same period a year earlier due to higher revenues and higher gross margins. Selling, general and administrative costs were $55.1 million in fiscal 2014 compared to $42.6 million in the same period a year earlier. Acquisition related expenses of $2.0 million increased selling, general and administrative costs as a percent of revenue by 0.2% to 6.0% in fiscal 2014 compared to 6.5% in the same period a year earlier.
Backlog
Backlog at March 31, 2014 totaled $905.1 million, an increase of $278.4 million, or 44.4%, compared to the backlog at June 30, 2013 of $626.7 million, and increased $22.5 million, or 2.5%, compared to December 31, 2013 backlog of $882.6 million. Project awards totaled $404.0 million and $955.0 million in the three and nine months ended March 31, 2014.

Financial Position
As previously announced, the Company increased the capacity of its credit facility from $125.0 million to $200.0 million during the third quarter. Availability under the expanded credit facility of $137.9 million along with the Company's cash balance of $59.8 million provided liquidity of $197.7 million at March 31, 2014.
Earnings Guidance
The Company is increasing its fiscal 2014 revenue guidance to between $1.25 billion and $1.30 billion and its earnings per fully diluted share guidance to between $1.34 and $1.42.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Friday, May 9, 2014 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Revenues	$381,516	$225,970	$918,731	$657,014
Cost of revenues	341,572	202,844	819,161	589,311
Gross profit	39,944	23,126	99,570	67,703
Selling, general and administrative expenses	21,125	14,695	55,172	42,576
Operating income	18,819	8,431	44,398	25,127
Other income (expense):
Interest expense	(324)	(205)	(898)	(605)
Interest income	44	5	57	25
Other	9	43	(147)	93
Income before income tax expense	18,548	8,274	43,410	24,640
Provision for federal, state and foreign income taxes	6,756	1,753	14,755	7,999
Net income	$11,792	$6,521	$28,655	$16,641
Less: Net income attributable to noncontrolling interest	396	—	401	—
Net income attributable to Matrix Service Company	$11,396	$6,521	$28,254	$16,641

Basic earnings per common share	$0.43	$0.25	$1.08	$0.64
Diluted earnings per common share	$0.42	$0.25	$1.05	$0.63
Weighted average common shares outstanding:
Basic	26,374	26,039	26,244	25,921
Diluted	27,040	26,411	26,898	26,269

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	March 31, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$59,758	$63,750
Accounts receivable, less allowances (March 31, 2014— $126 and June 30, 2013—$795)	232,167	140,840
Costs and estimated earnings in excess of billings on uncompleted contracts	98,278	73,773
Deferred income taxes	8,898	5,657
Inventories	3,143	2,988
Income taxes receivable	—	3,032
Other current assets	5,007	6,234
Total current assets	407,251	296,274
Property, plant and equipment at cost:
Land and buildings	31,195	29,649
Construction equipment	80,247	69,998
Transportation equipment	41,008	34,366
Office equipment and software	21,392	18,426
Construction in progress	13,939	9,080
	187,781	161,519
Accumulated depreciation	(99,684)	(90,218)
	88,097	71,301
Goodwill	66,589	30,836
Other intangible assets	29,705	7,551
Other assets	6,173	4,016
Total assets	$597,815	$409,978

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	March 31, 2014	June 30, 2013
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$121,802	$68,961
Billings on uncompleted contracts in excess of costs and estimated earnings	100,614	62,848
Accrued wages and benefits	39,671	21,919
Accrued insurance	8,595	7,599
Income taxes payable	1,471	—
Other accrued expenses	3,641	3,039
Total current liabilities	275,794	164,366
Deferred income taxes	6,365	7,450
Borrowings under senior credit facility	45,103	—
Total liabilities	327,262	171,816
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2014, and June 30, 2013	279	279
Additional paid-in capital	118,164	118,190
Retained earnings	169,681	141,427
Accumulated other comprehensive income	(1,713)	227
	286,411	260,123
Less: Treasury stock, at cost— 1,476,765 shares as of March 31, 2014, and 1,779,593 shares as of June 30, 2013	(16,959)	(21,961)
Total Matrix Service Company stockholders’ equity	269,452	238,162
Noncontrolling interest	1,101	—
Total stockholders' equity	270,553	238,162
Total liabilities and stockholders’ equity	$597,815	$409,978

Matrix Service Company

Results of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Gross revenues
Electrical Infrastructure	$62,144	$41,709	$132,201	$125,102
Oil Gas & Chemical	63,112	73,638	188,025	207,370
Storage Solutions	182,129	95,200	471,330	298,801
Industrial	74,577	15,841	128,398	27,849
Total gross revenues	$381,962	$226,388	$919,954	$659,122
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—	$—	$—
Oil Gas & Chemical	118	44	425	44
Storage Solutions	328	374	798	2,064
Industrial	—	—	—	—
Total inter-segment revenues	$446	$418	$1,223	$2,108
Consolidated revenues
Electrical Infrastructure	$62,144	$41,709	$132,201	$125,102
Oil Gas & Chemical	62,994	73,594	187,600	207,326
Storage Solutions	181,801	94,826	470,532	296,737
Industrial	74,577	15,841	128,398	27,849
Total consolidated revenues	$381,516	$225,970	$918,731	$657,014
Gross profit (loss)
Electrical Infrastructure	$5,971	$4,994	$13,155	$16,329
Oil Gas & Chemical	7,397	8,016	21,614	23,928
Storage Solutions	19,269	8,828	51,894	26,545
Industrial	7,307	1,288	12,907	901
Total gross profit	$39,944	$23,126	$99,570	$67,703
Operating income (loss)
Electrical Infrastructure	$2,498	$2,424	$4,658	$8,439
Oil Gas & Chemical	3,252	3,285	8,922	10,987
Storage Solutions	10,084	2,447	26,676	7,446
Industrial	2,985	275	4,142	(1,745)
Total operating income	$18,819	$8,431	$44,398	$25,127

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended March 31, 2014
The following table provides a summary of changes in our backlog for the three months ended March 31, 2014:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2013	$212,495	$142,363	$353,480	$174,292	$882,630
Net awards	46,070	49,484	242,199	66,204	403,957
Revenue recognized	(62,144)	(62,994)	(181,801)	(74,577)	(381,516)
Backlog as of March 31, 2014	$196,421	$128,853	$413,878	$165,919	$905,071
Nine Months Ended March 31, 2014

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2014:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2013	$103,520	$120,138	$319,718	$83,361	$626,737
Backlog acquired	123,492	2,825	—	115,723	242,040
Net awards	101,610	193,490	564,692	95,233	955,025
Revenue recognized	(132,201)	(187,600)	(470,532)	(128,398)	(918,731)
Backlog as of March 31, 2014	$196,421	$128,853	$413,878	$165,919	$905,071